Exhibit 8.1

April 5, 2010

Board of Directors

Independent Bank Corporation

230 West Main Street

P.O. Box 491

Ionia, MI 48846

Ladies and Gentlemen:

                We have acted as special tax counsel to Independent Bank Corporation, a Michigan corporation (the "Company"), in connection with a Registration Statement on Form S-4, as thereby amended from time to time, filed by the Company with the Securities and Exchange Commission (as amended, the "Registration Statement"), relating to common stock, $1.00 par value (the "Common Shares"), of the Company issuable upon exchange for various series of trust preferred securities, described in the Registration Statement.

                We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures the conformity to authentic originals of all documents submitted to us as copies, and the continued effectiveness of the Registration Statement.

                We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties.  We have also assumed that there are no agreements or understandings contemplated that would supersede or be inconsistent with the documents provided to us.  As to questions of fact material to our opinion, we have relied upon information obtained from officers of the Company and from public officials.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

                Subject to the qualifications, limitations and assumptions set forth herein and in the preliminary prospectus included in the Registration Statement we hereby confirm our opinion set forth in the preliminary prospectus under the caption "Material U.S. Federal Income Tax Consequences."  All such statements are based upon current law, which is subject to change, possibly with retroactive effect.  Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.

Our opinions expressed above are limited to the federal tax laws of the United States of America.  We hereby consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

Varnum LLP

/s/ Kaplin S. Jones

Kaplin S. Jones, P.C.